Exhibit 99.3

STRAN & COMPANY, INC. AND T R MILLER CO., INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT

AS OF AND FOR THE 12 MONTHS ENDED DECEMBER 31, 2022

	Stran & Company, Inc.	T R Miller Co., Inc.	Pro Forma Adjusting Entries		Pro Forma Combined Balances
Assets
Current assets
Cash	$15,253,756	$2,024,486	$(4,178,716	)(a) (e)	$13,099,526
Short-Term Investments	9,779,355	-	-		9,779,355
Accounts Receivable, Net	14,442,626	2,115,748	(388,372	)(b)	16,170,002
Deposits	-	5,270	(5,270	)(b)	-
Due from Stockholders, Current	-	350,000	-	(a)	350,000
Deferred Income Taxes	841,000	-	-		841,000
Inventory	6,867,564	312,352	(111,674)		7,068,242
Notes Receivable, Current	-	2,500	(2,500	)(a)	-
Prepaid Corporate Taxes	87,459	51,718	(57,718	)(a)	87,459
Prepaid Expenses	386,884	7,278	(2,147	)(b)	392,015
Security Deposits	910,486	-	-		910,486
Total current assets	48,569,130	4,869,352	(4,740,397)		48,698,085

Property and Equipment, Net	1,000,090	151,838	(151,838	)(b)	1,000,090

Other Assets
Due from Stockholder, Net of Current Portion	-	702,781	(702,781	)(a)	-
Intangible Assets - Customer Lists, Net	6,272,205	-	4,995,985	(c)	11,268,190
Note Receivable, Net of Current Portion	-	71,019	(71,019	)(a)	-
Right of Use Asset - Office Leases	784,683	-	-		784,683
Total Other Assets	7,056,888	773,800	4,222,185		3,426,070
Total assets	$56,626,108	$5,835,323	$(710,383)		$61,751,048

Liabilities and shareholders’ equity
Current liabilities
Current Portion of Contingent Earn-Out Liabilities	$1,809,874	$-	$-	(g)	$1,809,874
Current Portion of Lease Liability	324,594	-	-		324,594
Accounts Payable and Accrued Expenses	4,051,657	237,693	149,933	(b)	4,439,283
Accrued Payroll and Related	608,589	299,886	(172,516	)(b)	735,959
Due to Stockholder	-	37,805	(37,805	)(a)	-
Unearned Revenue	633,148	340,512	(45,394	)(b)	928,266
Rewards Program Liability	6,000,000	-	-		6,000,000
Sales Tax Payable	365,303	72,852	(72,852	)(a)	365,303
Income tax payable	162,358	-	-		162,358
Total current liabilities	13,955,523	988,748	(178,634)		14,765,637

Long-term liabilities
Long-Term Contingent Earn-Out Liabilities	2,845,944	-	4,551,095	(g)	7,397,039
Long- Term Lease Liability	460,089	-	-		460,089
Total Long-Term Liabilities	3,306,033	-	4,551,095		7,857,128
Shareholders’ equity
Common Stock	1,848	8,830	(8,830)		1,848
Additional Paid-In Capital	38,279,151	-	-		38,279,151
Retained Earnings	1,083,553	4,797,412	(4,797,412)		1,083,553
Total Stockholders’ Equity	39,364,552	4,846,575	(4,846,575)		39,364,552
Total Liabilities and Stockholders’ equity	$56,626,108	$5,835,323	$(474,114)		$61,987,317

	Stran & Company, Inc.	T R Miller Co., Inc.	Pro Forma Adjustments	Pro Forma Combined Balances
Sales	$58,953,467	$19,320,747	$-	$78,274,214
Cost of Sales	42,383,793	13,778,785	-	56,162,578
Gross profit	16,569,674	5,541,962		22,111,636
Operating Expenses	18,075,369	4,532,784	555,110 (f)	23,163,263
Earnings (Loss) from Operations	(1,505,695)	1,009,178	(555,110)	(1,051,627)
Other Income and (Expense)
Other Income (Expense)	112,507	(33,153)	-	79,354
Interest Income (Expense)	94,680	40,093	-	134,773
Unrealized Gain (Loss) on Short-Term Investments	(179,120)	-	-	(179,120)
	28,067	6,940		35,007
Earnings (Loss) Before Income Taxes	(1,477,628)	1,016,118	(555,110)	(1,016,620)
Provision for Income Taxes	(699,187)	245,262	-	(453,925)
Net Earnings (Loss)	(778,441)	770,856	(551,110)	(562,695)

Net Earnings (Loss) Per Share - Basic & Diluted	$(0.04)	$-	$-	$(0.03)
Weighted-Average Shares Outstanding - Basic & Diluted	19,202,619			19,202,619